                                                                      Exhibit 4G

                                 [METLIFE LOGO]

                       Metropolitan Life Insurance Company
                  One Madison Avenue, New York, NY 10010-3690


                                   ENDORSEMENT


1. This certificate is issued to fund a settlement to provide for non-taxable periodic payments [for personal physical injuries or physical sickness within the meaning of Section 104(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or under the workmen's compensation act within the meaning of Section 104(a)(1) of the Code. In the event that any portion of such payments fail to qualify as non-taxable under either
     Section 104(a)(2) or Section 104(a)(1) of the Code, or the assignment under which it is issued (the "Assignment") fails to satisfy Section 130 of the Code, the following rules shall apply.

     Notwithstanding anything in this certificate (including any prior endorsements thereto), upon written notification to MetLife of such failure, this certificate shall be cancelled and any remaining interest in the certificate shall be commuted and instead of being paid out over the remaining scheduled payment period, shall be paid out immediately as a lump sum to the owner or to such other person designated as payee by the owner under the certificate.

2. For purposes of item 1 above, the "remaining interest" in the certificate shall be determined as the replacement cost of the certificate (less applicable charges and fees normally deducted at issuance of such certificate) on the date of such notification which will provide the total future remaining payments using the same assumed interest rate (AIR) as provided for under the certificate.

3. Written notification shall include: (a)agreement forms entered into with the Internal Revenue Service ("IRS") by, or on behalf of, the Annuitant or other payee under the Certificate ("Payee"); (b)IRS notices of deficiency, together with IRS assessment notices, notices of IRS levies or liens with respect to the Payee; (c) a Judgment entered by a court of competent jurisdiction (the "Court") or (d) any other document(s) which indicate a determination by the IRS or Court that all or a portion of the periodic payments in item 1 are includible in the Payee's taxable income or that the Assignment failed to qualify under IRC section 130.

4. We reserve the right to interpret the provisions of the certificate to maintain its status as an annuity certificate under Section 72(s) of the Code and a variable certificate under Section 817(d) of the Code.


                       Metropolitan Life Insurance Company


                                          /s/ Gwenn L. Carr

                                          GWENN L. CARR
                                          Vice-President and Secretary
Form G.20247-592